UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2019

PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-36378	20-0019425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 South 1250 West, Suite 1, Lindon, Utah
(Address of principal executive offices)

84042
(Zip code)

801 796-5127
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     [   ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [   ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  Compensatory Arrangements for Certain Officers.

On April 22, 2019, the Board of Directors (the “Board”) of Profire Energy, Inc. (the “Company”) approved the 2019 Executive Incentive Plan (the “EIP”) for Brenton W. Hatch, the Company’s President and Chief Executive Officer, Ryan W. Oviatt, the Company’s Chief Financial Officer, Cameron M. Tidball the Company’s Chief Business Development Officer, Jay G. Fugal, the Company’s Vice President of Operations, and Patrick D. Fisher, the Company’s Vice President of Product development. The EIP provides for the potential award of bonuses to the participants based on the Company’s financial performance in fiscal 2019. If earned, the bonuses will be payable in cash and stock, and the stock portion of the bonuses is intended to constitute an award under the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”). In addition to the EIP, the Board also approved as a long term incentive plan the grants of a restricted stock unit awards to Messrs. Oviatt, Tidball, Fugal, and Fisher pursuant to the Plan (the “2019 LTIP”).
2019 EIP
Under the terms of the EIP, each participating executive officer has been assigned a target bonus amount for fiscal 2019. The target bonus amount for Mr. Hatch is $412,000, the target bonus amount for Mr. Oviatt is $90,125, the target bonus amount for Mr. Tidball is $84,357, the target bonus for Mr. Fugal is $41,200, and the target bonus for Mr. Fisher is $38,750 CAD. Under no circumstance can the participants receive more than two times the assigned target bonus.
Participants will be eligible to receive bonuses based upon reaching or exceeding performance goals established by the Board or its Compensation Committee for fiscal 2019. The performance goals in the EIP are based on the Company’s total revenue, net income, free cash flow, and product development milestones. Each of these performance goals will be weighted 25% in calculating bonus amounts.

The bonus amounts earned under the EIP, if any, will be paid 50% in cash and 50% in shares of restricted stock under the Plan. In no event shall the total award exceed 200% of the target bonus amount for each participant, or exceed any limitations otherwise set forth in the Plan. The actual bonus amounts, if any, will be determined by the Compensation Committee of the Board upon the completion of fiscal 2019 and paid by March 15, 2020, subject to all applicable tax withholding.

2019 LTIP
The 2019 LTIP consists of total awards of 66,213 restricted stock units (“Units”) to Mr. Oviatt, 51,646 Units to Mr. Tidball, 35,313 Units to Mr. Fugal, and 24,862 Units to Mr. Fisher pursuant to two separate Restricted Stock Unit Award Agreements to be entered between the Company and each participant. One such agreement will cover 33% of each participant’s Units that are subject to time-based vesting, and the other such agreement will cover the remaining 67% of such participant’s Units that may vest based on performance metrics. Upon vesting, the award agreements entitle the award recipients to receive one share of the Company’s common stock for each vested Unit. The vesting period of the 2019 LTIP began on January 1, 2019 and terminates on December 31, 2021 (the “Performance Vesting Date”).
The Units subject to time-based vesting, including 22,071 Units for Mr. Oviatt, 17,215 Units for Mr. Tidball, 11,772 Units for Mr. Fugal, and 8,287 Units for Mr. Fisher, will vest for each participant in three equal and annual installments beginning December 31, 2019 and ending on December 31, 2021 if the participant's employment continues with the Company through such dates.
The performance-vesting Units, including up to 44,142 Units for Mr. Oviatt, 34,431 Units for Mr. Tidball, 23,541 Units for Mr. Fugal, and 16,575 Units for Mr. Fisher, may vest based upon the following Company performance metrics:

Performance Metric	Weight	Target	Above Target	Outstanding
Three Year Average Revenue Growth Rate	1/3%	7.5%	10.0%	12.5%
Operating Income as a Percentage of Revenue (Three Year Target)	1/3%	8.0%	10.0%	12.0%
Return on Invested Capital (Three Year Target)	1/3%	12.0%	17.0%	21.0%

One-third of such performance-vesting Units, consisting of 14,714 Units for Mr. Oviatt, 11,477 Units for Mr. Tidball, approximately 7,847 Units for Mr. Fugal, and 5,525 Units for Mr. Fisher, may vest for each of the three performance metrics identified in the table above. The number of Units that will vest for each performance metric on the Performance Vesting Date shall be determined as follows:

•	if the “Target” level for such performance metric is not achieved, none of the Units relating to such performance metric will vest;

•	if the “Target” level (but no higher level) for such performance metric is achieved, 50% of the Units relating to such performance metric will vest;

•	if the “Above Target” level (but no higher level) for such performance metric is achieved, 75% of the Units relating to such performance metric will vest; and

•	if the “Outstanding” level for such performance metric is achieved, 100% of the Units relating to such performance metric will vest.

The foregoing summary of the 2019 Executive Incentive Plan and the Restricted Stock Unit Award Agreements is qualified in its entirety by the text of the 2019 Executive Incentive Plan and each of the Restricted Stock Unit Award Agreements, which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 26, 2019	By:	/s/ Brenton W. Hatch
Brenton W. Hatch
Chief Executive Officer